EXHIBIT 95.1

MINE SAFETY ACT DISCLOSURE

Certain of our operations are classified as mines and are subject to regulation by the Federal Mine Safety and Health Administration (“MSHA”) under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). MSHA inspects our mines on a regular basis and issues various citations and orders when it believes a violation has occurred under the Mine Act. In 2018, we were issued certain mine safety and health citations by MSHA under the Mine Act as follows:

•	MSHA Property 47-03628 including 3 citations totaling $354 plus one citation not yet assessed.
•	MSHA Property 47-03629 including 1 citation totaling $118.